EXHIBIT 3.2

CERTIFICATE OF AMENDMENT
TO THE TO THE CERTIFICATE OF INCORPORATION
OF DIRECT CONNECT, INC.

Pursuant to §241 of the Delaware General Corporation Law, the undersigned corporation executes this Certificate of Amendment to the Certificate of Incorporation of Direct Connect, Inc. (the “Corporation”).

I.

Paragraph FIRST of the Corporation’s Certificate of Incorporation is amended to read in its entirety as follows:

FIRST. The name of the corporation (hereinafter called the “corporation”) is Preferred/telecom, Inc.

II.

Paragraph FOURTH of the Corporation’s Certificate of Incorporation is amended to read in its entirety as follows:

FOURTH. The total number of shares of stock which the corporation shall have authority to issue is ten million (10,000,000). The par value of each of such shares is One Tenth of One Cent ($.001). All such shares are of one (1) class and are shares of Common Stock.

III.

The corporation certifies that it has not received any payment for any of its stock and that the foregoing amendment was adopted in accordance with §241 of the Delaware General Corporation Law by unanimous vote of the Directors who have been elected and qualified.

IN WITNESS WHEREOF this Certificate of Amendment has been executed for Direct Connect, Inc., by Martin J. Sweeney, its director.

/s/ Martin J. Sweeney
Martin J. Sweeney
Director

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

BEFORE ME, the undersigned authority, on this day personally appeared Martin J. Sweeney, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that it represents the act and deed of Direct Connect, Inc., and that the facts stated therein are true.

GIVEN UNDER MY HAND and seal of office this 22nd day of April, 1994.

/s/ Cindy J. Clowes
Notary Public in and for the State of Texas